CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

February 10, 2021

Board of Managers

VV MARKETS, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated February 26, 2021, with respect to the balance sheets of VV MARKETS LLC as of December 31, 2020 and the related statements of operations, members’ equity/deficit and cash flows for the inception period from June 16, 2020 through December 31, 2020 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

February 10, 2022